UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2012

Synergy Pharmaceuticals Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35268	33-0505269
(State or other jurisdiction	(Commission	IRS Employer
of incorporation or organization)	File Number)	Identification No.)

420 Lexington Avenue, Suite 1609

New York, NY 10170

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 297-0020

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement

On August 17, 2012, Synergy Pharmaceuticals Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Agreement”) with Bristol-Myers Squibb Company (“BMS”) pursuant to which the Company acquired the assets and certain liabilities related to FV-100, an orally available nucleoside analogue, currently being developed for the treatment of shingles, a severe, painful skin rash caused by reactivation of the varicella zoster virus — the virus that causes chickenpox.  The terms of the Agreement provide for an initial payment of $1 million, as well as subsequent milestone payments covering marketing approval and on achieving the milestone of aggregate net sales equal to or greater than $125 million, as well as a single digit royalty based on net sales.

The Company and BMS have made customary representations, warranties and covenants in the Agreement.  In addition, the Company and BMS have agreed to customary indemnification provisions as well as termination of the Agreement under certain circumstances.

Item 2.01              Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 is incorporated into this Item 2.01 by reference.

Item 7.01              Regulation FD Disclosure.

On August 23, 2012, the Company issued a press release announcing that it had entered into the Agreement.  A copy of the press release is furnished as Exhibit 99.1 hereto and incorporated into this Item 7.01 by reference.

The information in the press release is being furnished, not filed, pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, the information in the press release will not be incorporated by reference into any registration statement filed by the Company under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

Item 9.01.             Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

99.1	Press release of Synergy Pharmaceuticals Inc., dated August 23, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  August 23, 2012

SYNERGY PHARMACEUTICALS INC.

By:	/s/ Gary S. Jacob
Gary S. Jacob, Ph.D.
President and Chief Executive Officer